                                 EXHIBIT 11.1

                            RED BRICK SYSTEMS, INC.
                              STATEMENT REGARDING
                       COMPUTATION OF EARNINGS PER SHARE


                                                                  Three Months Ended
                                                                       March 31,
                                                            -----------------------------
                                                                 1996             1995
                                                            ------------     ------------
Net income                                                  $    433,935     $     42,747
                                                            ============     ============

Computations of weighted average common and common
  equivalent shares outstanding:
    Weighted average common equivalent shares
      attributable to convertible preferred stock                 --            5,450,041
    Weighted average common shares outstanding                10,011,308        1,413,405
    Weighted average common equivalent shares
      attributable to stock options and warrants               2,242,302          485,400
    Common shares sold and common equivalent
      shares from stock options granted or issued
      during the twelve-month period prior to the
      Company's initial public offering                           --            1,604,107
                                                            ------------     ------------

      Shares used in computing net income per share           12,253,610        8,952,953
                                                            ============     ============

Net income per share                                        $       0.04     $       0.00
                                                            ============     ============

Fully diluted computation not presented since such amounts differ by less than 3% of the net income per share amount shown above.

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